CoreStates Financial Corp.
Broad and Chestnut Streets
PO Box 7558
Philadelphia, PA 19101-7558
                                                                      Exhibit 99

                                                                  [Logo of
                                                                   CoreStates
                                                                   appears here]

Contact
          Gary Brooten or George Biechler
              (215) 973-3546

For Release
          Immediately Upon Receipt

            CORESTATES REPORTS IMPROVING REVENUES, STRONG EARNINGS; OPERATING EARNINGS PER SHARE UP 10.2%; STOCK BUYBACK EXTENDED

     Philadelphia, July 16, 1997--CoreStates Financial Corp today reported operating earnings and net income of $199,726,000 or 97 cents per share for the second quarter and $397,839,000 or $1.91 per share for the first half of 1997. On an operating basis, excluding significant and unusual charges in the first half of 1996, per share earnings were up 10.2% for the quarter and 9.1% for the first six months.

     Performance ratios for the second quarter continued among the best in the top 50 banking companies. Return on average assets was 1.78% and return on average common equity was 23.54%.

     CoreStates also announced that its share repurchase program has reached 98% of its original authorization and has been extended by board authorization for the repurchase of up to an additional 3% of outstanding shares by the end of 1997.

                              EARNINGS HIGHLIGHTS

     Chairman Terrence A. Larsen said the double-digit year-to-year operating earnings per share increase in the quarter reflected business growth that was "more broadly based than we have seen for several quarters" as well as effects of the share buyback program. Loans and fees were up and total nonfinancial expenses were down compared to 1996.

     Average loans increased more than $2 billion or 6.3% compared to the 1996 second quarter, and June 30 loans were up $2.5 billion from a year earlier. Net interest income increased only slightly, however, because changes in the asset mix, a relative flatness of average deposits compared to loans, and effects of the share buyback reduced the net interest margin to 5.37% in the quarter. While strong relative to the industry, the net interest margin was 19 basis points less than a year earlier.

     Revenues from CoreStates' fee-based services were higher in every category, by percentages that ranged from 27.7% for third party processing revenues to 6.4%
                                     -more-

                                    4 of 7
for fees on deposit accounts. Larsen noted particularly that the trust and asset management business turned in a second consecutive strong quarter after several relatively flat prior quarters; its fee revenues were up more than 10% from 1996.

     Non-financial expenses were down 1.2% year to year on an operating basis as a result of merger expense savings. Larsen said all expense categories were relatively flat year to year. Expenses were higher than in the first quarter, however, largely because of expenses related to current technology initiatives along with some seasonal effects.

     Net income in 1996 was $79.6 million or 36 cents per share in the second quarter and $256.7 million or $1.17 per share for the first half, reflecting significant and unusual items including a total of $175 million in second-quarter merger-related charges. On a net income basis, earnings per share were up 169% for the quarter and 63% for the first half.

                                 CREDIT QUALITY

     Total non-performing assets at June 30 were $282 million, up from $259 million on March 31, 1997 and $254 million on June 30, 1996. The $282 million represented 0.6% of total assets and 0.8% of total loans plus real estate foreclosed as of June 30. Larsen said the increase was attributable to the addition of three wholesale accounts totaling $51 million to non-performing status.

     Net charge-offs were $62.7 million in the second quarter, compared to $49.3 million in the first quarter and $70.7 million a year earlier. The 1996 charge-offs included $34 million related to the April 9, 1996 acquisition of Meridian Bancorp and $5.8 million related to a policy change to charge off delinquent credit card accounts at 150 days instead of 180 days.

     "We are continuing to see a high level of retail charge-offs, especially credit card charge-offs, and these are the bulk of what we're reporting," Larsen said. "This quarter, however, slightly more than half of the increase in charge-offs compared to the first quarter was on the wholesale side.

     "With these factors in mind, it felt appropriate to make a fairly aggressive increase in the loan loss provision," he said. "At this point in the business cycle, it's only prudent to anticipate that there is in fact still a business cycle and that we should be prepared to deal with a normal, cyclical deterioration in credit quality."

     The provision was $50 million, compared to $43 million in the first quarter and $40 million on an operating basis, excluding a special provision in connection
                                     -more-

                                    5 of 7
with the acquisition, in the second quarter a year ago.

     The reserve for possible loan losses at June 30 was $691 million, or 2.0% of total loans and 262% of total non-performing loans.

                            BALANCE SHEET HIGHLIGHTS

     Consolidated total assets at June 30 were $46.8 billion, including $34.4 billion consolidated net loans. Consolidated total deposits were $34.2 billion. The comparable figures for June 30, 1996 were $43.7 billion, $31.95 billion and $32.5 billion, respectively.

     Shareholders' equity at June 30 was $3.2 billion or 6.8% of total assets. The Tier 1 leverage ratio (Tier 1 or "core" capital as a percentage of quarterly average assets) was 8.2% for the second quarter. Tier 1 capital at June 30 was 8.7% of risk-adjusted assets and total capital was 12.4% of risk-adjusted assets, well above the regulatory minimums of 4% and 8%, respectively.

                            SHARE REPURCHASE PROGRAM

     Average shares outstanding in the second quarter of 1997 were 205.0 million, compared with 219.5 million a year earlier. The company's authorized repurchase of 10% or 22 million shares by the end of 1997 reached approximately 98% completion with a privately negotiated repurchase of six million shares in mid-June.

     At its meeting Tuesday, the board of directors voted to extend the program by authorizing the repurchase of up to 3% of outstanding shares, or approximately six million additional shares, by the end of 1997.

                                    6 of 7

                           CORESTATES FINANCIAL CORP
                        (In thousands, except per share)


                                       Three Months Ended          Six  Months Ended
                                            June 30,                    June 30,
                                     ---------------------     ------------------------
                                        1997       1996          1997          1996
                                     ---------  ----------    ----------    -----------
Net interest income plus
   non-interest income...........     $760,717   $762,022       $1,501,832   $1,502,116
                                      ========   ========       ==========   ==========

Net income.......................     $199,726    $79,597(a)      $397,839     $256,741(a)
                                      ========  =========       ==========     ========

Net income per share.............        $0.97      $0.36(a)         $1.91        $1.17(a)
                                      ========  =========       ==========     ========

Average number of
   shares outstanding............      204,982    219,478          208,111      219,495
                                      ========   ========       ==========   ==========

(a) Selected financial results for the three and six months ended June 30, 1997 and 1996 excluding the significant 1996 items listed below, were as follows:

                                          Three Months Ended       Six Months Ended
                                               June 30,                June 30,
                                          -------------------    --------------------
                                             1997      1996         1997       1996
                                          ---------   --------    ---------  ---------
Net income..............................   $199,726   $79,597     $397,839   $256,741
Exclude the following after-tax items:
   Restructuring and merger-
      related charges...................         -    123,334            -    137,087
   Certain net investment gains.........         -     (9,489)           -     (9,489)
                                           --------  --------     --------   --------
Operating earnings......................   $199,726  $193,442     $397,839   $384,339
                                           ========  ========     ========   ========
Operating earnings per share............      $0.97     $0.88        $1.91      $1.75
Return on average total assets..........       1.78%     1.78%        1.80%      1.77%
Return on average
   shareholders' equity.................      23.54%    20.22%       22.69%     19.88%


                                    7 of 7